Exhibit 10.26

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into and effective as of May 1, 2007 (the “Effective Date”) by and between Newmont Mining Corporation of Canada Limited, a Canada corporation with offices at 20 Eglinton Avenue West, Toronto, Ontario, Canada M4R 1K8 (“Newmont”), and Pierre Lassonde (“Contractor”).

In consideration of the mutual promises and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. RECITALS

A. Contractor currently serves on the Board of Directors of Newmont Mining Corporation, a Delaware Corporation (“NMC”). Contractor shall receive compensation consistent with the compensation practices for Directors of the NMC board.

B. In addition to the services provided to NMC by Contractor in his position as Director of NMC, Contractor possesses certain other business and financial skills and experience which may be beneficial to Newmont and, in relation thereto, Newmont desires to engage Contractor to provide certain consulting services to Newmont.

C. In consideration of the mutual promises and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

II. COVENANTS

A. TERM: This Agreement shall be effective from the Effective Date to April 30, 2008, and shall automatically renew in one year increments (“Term”), unless terminated earlier as provided below.

B. STATEMENT OF SERVICES: During the Term, Contractor shall provide general merchant banking advice and guidance to Newmont and, upon Newmont’s request, to certain Newmont affiliates, including but not limited to structuring acquisitions and sales properties and equity positions and the development and maintenance of a healthy treasury (“Services”). Contractor shall be available to perform Services on an as-requested basis, for approximately 50% of his working time. In performing his duties hereunder, the Contractor shall comply with all laws, regulations, decrees, codes, ordinances, resolutions, and other acts of any governmental authority, including without limitation those addressing the preservation of health, safety, and the environment, the U.S. Foreign Corrupt Practices Act (which prohibits the direct or indirect delivery of anything of value to government officials to secure an improper advantage), and other laws that are applicable to this Agreement or the Contractor’s performance of his duties hereunder. Contractor shall not have authority to enter into agreements on behalf of Newmont or otherwise bind Newmont in any manner

C. COMPENSATION FOR SERVICES

1. As compensation for the performance of the Services hereunder, Newmont shall pay Contractor a monthly amount of twenty-four thousand five-hundred and twenty-five Canadian dollars (Cdn $24,525), payable in arrears in monthly installments.

2. Newmont shall provide to Contractor office space in Toronto, Canada and access to secretarial services in such office.

3. Newmont shall reimburse Contractor for reasonable and necessary expenses incurred in the performance of Services in accordance with Newmont’s general expense reimbursement policies.

D. OWNERSHIP AND SUBMISSION OF INFORMATION AND RECORDS: All records, reports, data, work product, and other information, and all copyrightable subject matter, and all copies of any of the foregoing and notes related thereto, prepared, generated, researched, developed, compiled, or obtained from any source whatsoever in performance of the Services, including but not limited to drawings, databases, deliverables, sketches, specifications, tracings, diagrams, evaluations, calculations, data books, schedules, operating instructions, and requisitions (“Data”) shall remain the sole property of Newmont. Upon Newmont’s request, Contractor shall promptly execute and deliver to Newmont any document necessary to transfer legal title in such property to Newmont. Within 15 days after expiration or termination of this Agreement, Contractor shall submit all Data to Newmont without retaining copies thereof, unless written approval to retain copies has been given by Newmont to Contractor. This Section shall survive the expiration or termination of this Agreement.

E. NONDISCLOSURE/NON-USE

1. Contractor shall not disclose to third parties or use for purposes other than performing the Services, any information that relates to the technical, legal, or business affairs, interests or activities of Newmont or its Affiliates which was provided to or otherwise made available to Contractor by Newmont or any of its Affiliates in connection with entering into this Agreement or the performance of the Services (collectively, “Confidential Information”), without the prior written consent of Newmont, unless said information:

(a) is, or shall have been, in the possession of Contractor and not subject to a confidentiality obligation prior to Contractor’s acquisition thereof in connection with the performance of the Services;

(b) through no act or omission of Contractor, becomes published or otherwise available to the public under circumstances such that the public may utilize the same without any direct or indirect confidentiality obligation to Newmont or its Affiliates; or

(c) is acquired by Contractor from any third party rightfully in possession of the same and having no direct or indirect confidentiality obligation to Newmont or its Affiliates with respect to the same.

2. As used in this Agreement, an “Affiliate” of Newmont means each and every entity that directly, or indirectly through one or more intermediaries, is controlled by, is under common control with, or controls, the party, with “control” and “controls” meaning the ownership of or exercise of voting control or direction over shares, securities or other voting instruments of such entity carrying fifty percent (50%) or more of the unrestricted voting rights attached to all outstanding shares, securities or other voting instruments of such entity, or ownership or exercise of other rights or powers entitling the holder thereof to direct (or to cause the direction of) or to manage the affairs and business of such entity.

3. All Confidential Information shall be delivered to Newmont upon the termination or expiration of this Agreement, or at any other time upon Newmont’s request. Contractor shall not retain copies of Confidential Information without Newmont’s express written authorization.

4. This Section shall survive the expiration or termination of this Agreement.

F. STATUS OF CONTRACTOR; TAXES

1. Contractor shall perform the Services as an independent contractor in accordance with its own methods, the terms of this Agreement, and applicable laws and regulations. Contractor shall not be deemed for any purpose to be an employee, agent, servant, worker, or representative of Newmont and shall not have authority to enter into agreements on behalf of Newmont or otherwise bind Newmont in any manner. Contractor shall not be eligible for any benefits under any retirement plan, insurance program, or any other employee or social benefits provided to employees of Newmont for the period Contractor performs Services pursuant to this Agreement. CONTRACTOR IS NOT ENTITLED TO ANY BENEFITS ON ACCOUNT OF OCCUPATIONAL ACCIDENTS NOR TO ANY OTHER WORKERS’ COMPENSATION, LABOR RIGHTS BENEFITS, OR SIMILAR BENEFITS PROVIDED BY NEWMONT TO ITS EMPLOYEES. It is not the intent of the parties to create, nor shall this Agreement be construed as creating, a partnership, joint venture, employment relationship, agency relationship, or association, or to render the parties liable as partners, co-venturers, or principals.

2. CONTRACTOR SHALL BE RESPONSIBLE FOR ALL INCOME AND OTHER TAXES LEVIED UPON THE REMUNERATIONS EARNED HEREUNDER. For purposes of the foregoing sentence, Contractor hereby accepts any and all withholdings that Newmont may be obliged to make, pursuant to applicable laws, from payments to

Contractor as compensation for the Services. Contractor represents that Contractor is fully aware of the applicable tax regulations currently in force and undertakes to comply with the same, and accepts that if during the Term such tax regulations are amended, complemented, or substituted, Contractor shall comply with the new provisions so enacted.

G. INDEMNITY: Contractor shall indemnify, defend, and hold harmless Newmont, its Affiliates, and their respective directors, officers, employees, representatives, and agents against and from any and all losses, claims, orders, prosecutions, charges, debts, actions, suits (including costs and reasonable lawyer’s fees and disbursements), and damages to the extent the same arise out of or are in any way connected with or materially contributed to by Contractor’s breach of this Agreement or Contractor’s negligence or willful misconduct. Neither Newmont nor Contractor shall be liable to the other for any loss of or damage to property resulting from or occurring in the course of the Services to the extent that reimbursement shall be made for any such loss or damage through or by reason of insurance provided for that purpose. This section shall survive the expiration or termination of this Agreement.

H. TERMINATION: Newmont or Contractor may terminate this Agreement at any time and for any reason by giving written notice of termination to the other party. Upon receipt of notice of termination from Newmont to Contractor, the Contractor shall stop all work on the date specified in the notice. In the event of termination by either party, Newmont shall pay Contractor for Services performed and expenses incurred to the date of such termination and Newmont shall also pay Contractor a one-time lump sum amount of $882,960 Canadian dollars following termination of this Agreement. Termination of this Agreement shall not effect Contractor’s position as director of Newmont Mining Corporation and Contractor shall remain in such position subject to the normal terms and conditions of such directorship.

I. NO ASSIGNMENT

This Agreement is a contract for Contractor’s unique services and, therefore, Contractor may not assign or subcontract this Agreement to any third.

J. ENTIRE AGREEMENT; SEVERABILITY

This Agreement constitutes the complete and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes, merges, and voids all negotiations, prior discussions, and prior agreements and understandings, whether written or oral, relating to the subject matter hereof. This Agreement may not be altered or amended except by a written document executed by each party. Should any clause or provision of this Agreement be held or deemed unenforceable or illegal by any court or other final authority, the remaining clauses and provisions of this Agreement shall survive and be fully enforceable as if the unenforceable or illegal provision was never included herein.

K. NOTICES: Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set for below.

Company:         Newmont Mining Corporation of Canada

1700 Lincoln Street

Denver, CO 80203

Attn: Chief Executive Officer

Fax: (303) 837-6100

Executive:         Mr. Pierre Lassonde

9 Jackes Avenue, Unit 201

Toronto, Ontario

M4T 1E2

L. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.

Newmont Mining Corporation of Canada Limited		Pierre Lassonde
(“Newmont”)		(“Contractor”)

By:	/s/ Sharon E. Thomas	/s/ Pierre Lassonde
Title:	Vice President
Date: February 7, 2007		Date: February 15, 2007